UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
FORM 8-K
________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2025
MASIMO CORPORATION
(Exact name of registrant as specified in its charter)
________________________________________________

DE			001-33642		33-0368882
(State or other jurisdiction of incorporation)			(Commission File Number)		(IRS Employer Identification No.)
52 Discovery	Irvine,	CA			92618
(Address of Principal Executive Offices)					(Zip Code)
			(949)	297-7000
Registrant’s telephone number, including area code:
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MASI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company		☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.		☐

Item 1.01.	Entry into a Material Definitive Agreement.
The information contained in Item 2.03 of this Current Report on Form 8-K (the “Current Report”) is incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.
On December 1, 2025, Masimo Corporation (“Masimo” or the “Company”) paid off all obligations owing, and terminated the commitments, under that certain Credit Agreement, dated as of April 11, 2022, by and among the Company, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent (the “Refinancing” and the credit agreement being refinanced, the “Refinanced Credit Agreement”).

Item 2.03.....Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
On December 1, 2025, in connection with the Refinancing, the Company entered into a Credit Agreement (the “Credit Facility”) with financial institutions party thereto as initial lenders and issuing banks (collectively, the “Initial Lenders”), BANK OF AMERICA, N.A. as Administrative Agent, BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., U.S. BANK NATIONAL ASSOCIATION and PNC CAPITAL MARKETS LLC, as joint lead arrangers and joint bookrunners, and BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A., CITIBANK, N.A., U.S. BANK NATIONAL ASSOCIATION and PNC BANK, NATIONAL ASSOCIATION, as co-syndication agents and BMO BANK N.A., DNB BANK ASA, NEW YORK BRANCH and KEYBANK, NATIONAL ASSOCIATION as co-documentation agents. CITIBANK, N.A. was the administrative agent and a lender under the Company’s credit facility terminated in connection with entry into the Credit Facility, as described in Item 1.02 of this Current Report. The Credit Facility provides for an unsecured term loan of $250.0 million (the “Term Loan”) and $750.0 million of ongoing unsecured revolving commitments (the “Revolver”), with an option, subject to certain conditions, for the Company to increase the aggregate borrowing capacity by an additional $400.0 million (plus additional unlimited amounts if certain incurrence tests are met) in the future with the Initial Lenders and additional lenders, as required.
The Credit Facility also provides for a sublimit of up to $50.0 million for the issuance of letters of credit. All unpaid principal under the Credit Facility will become due and payable on December 1, 2030. Proceeds from the Term Loan and the Revolver on the closing date of the Credit Facility have been used to finance the Refinancing and to pay fees and expenses relating to the Refinancing and relating to the Credit Facility and proceeds from the Revolver after the closing date of the Credit Facility are expected to be used for general corporate purposes, capital investment and working capital needs.
Borrowings under the Credit Facility will be deemed, at the Company’s election, either: (a) an Alternate Base Rate (“ABR”) Loan, which bears interest at the ABR, plus a spread of 0.000% to 0.750% based upon net leverage ratios of the Company as set forth in the Credit Facility, or (b) a Term SOFR Loan, which bears interest at Term SOFR (as defined below), plus a spread of 1.000% to 1.750% based upon net leverage ratios of the Company as set forth in the Credit Facility. Pursuant to the terms of the Credit Facility, the ABR is equal to for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 0.00%. Term SOFR is equal to the Term SOFR Screen Rate (as defined in the Credit Facility) for the applicable interest period, with a 0% floor. The Credit Facility does not contain any credit spread adjustment for Term SOFR, which was contained in the Refinanced Credit Agreement.
The Company is also obligated under the Credit Facility to pay an unused fee ranging from 0.150% to 0.275% per annum, based upon net leverage ratios of the Company as set forth in the Credit Facility, with respect to any unutilized portion of the Revolver.
Pursuant to the terms of the Credit Facility, the Company is subject to (i) financial covenants related to a net leverage ratio and an interest charge coverage ratio that are the same as those in the Refinanced Credit Agreement, and (ii) customary negative covenants, affirmative covenants, representations and warranties, and events of default that are substantially similar to those contained in the Refinanced Credit Agreement. Upon the occurrence of any event of default, the Administrative Agent may, and at the request of the required lenders shall, take either or both of the following actions: (a) immediately terminate the commitments, or (b) declare the loans then outstanding immediately due and payable in full.
The foregoing description of the Credit Facility is a summary of certain terms of the Credit Facility, does not purport to be complete, and is qualified in its entirety by reference to the Credit Facility, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026.

Item 9.01.	Financial Statements and Exhibits.
(d) The following items are filed as exhibits to the Current Report.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Masimo Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASIMO CORPORATION

Date: December 1, 2025	By:	/s/ MICAH YOUNG
Micah Young
Executive Vice President & Chief Financial Officer
(Principal Financial Officer)